Exhibit 99.2

FOR IMMEDIATE RELEASE

CatchMark Announces Launch of Public Offering of Class A Common Stock

Atlanta, Georgia (October 12, 2017) – CatchMark Timber Trust, Inc. (CatchMark) has commenced an underwritten offering of 4,000,000 shares of its Class A common stock. CatchMark expects to grant the underwriters a 30-day option to purchase up to an additional 600,000 shares of Class A common stock in the offering solely to cover overallotments, if any.

Raymond James, Stifel, and RBC Capital Markets are serving as joint book-running managers for the offering. FBR Capital Markets & Co. is serving as the lead manager for the offering.

The offering is being made as a public offering under CatchMark’s effective shelf registration statement filed with the Securities and Exchange Commission (File No. 333-218466). The offering will be made only by means of a prospectus supplement. Copies of the preliminary prospectus supplement for the offering may be obtained by contacting: Raymond James & Associates, Inc., Attention: Syndicate Department, 880 Carillon Parkway, St. Petersburg, FL 33716, telephone: (800) 248-8863, email: prospectus@raymondjames.com; or Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, MD 21202, telephone: (855) 300-7136, email: SyndProspectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About CatchMark

CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests and well-timed sales. Headquartered in Atlanta and focused exclusively on timberland ownership, CatchMark began operations in 2007 and owns interests in approximately 502,600 acres of timberland located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas.

*as of June 30, 2017

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Contacts

Investors:	Media:
Brian Davis	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
info@catchmark.com	marybeth@millerryanllc.com